Exhibit 99.1

EDGEN MURRAY CORPORATION

SIGNS AGREEMENT TO ACQUIRE PETROSTEEL

INTERNATIONAL

Baton Rouge, LA. – April 11, 2007 (Business Wire)—Edgen Murray Corporation ("the “Company”) announces that it has signed an Asset Purchase Agreement to acquire substantially all of the assets and certain liabilities of PetroSteel International, L.P. and PetroSteel International, LLC (together, “PetroSteel”) through a wholly owned subsidiary of the Company, Edgen Murray LLC.

The closing of the acquisition is subject to customary closing conditions, including the receipt of third party financing, and is expected to occur on or about April 30, 2007.

“We believe the acquisition of PetroSteel will broaden our offshore product base allowing us to provide a comprehensive supply solution to our customers in the oil and gas industry,” stated Dan O’Leary, the Chief Executive Officer of Edgen Murray Corporation. “In addition to expanding our product base, we believe this acquisition will bring outstanding personnel and leadership to our organization.”

PetroSteel is a U.S. based distributor of specialty offshore grade steel plates and profiles headquartered in Bala Cynwyd, Pennsylvania. PetroSteel’s revenues for the year ended December 31, 2006 were approximately $92 million.

About Edgen Murray

Edgen Murray is a global distributor of high performance carbon and alloy steel products for use primarily in specialized applications in the energy infrastructure market, including the oil and gas, processing and power generation industries. The products Edgen Murray distributes are highly engineered prime carbon or alloy steel pipe, pipe components and high grade structural sections and plates, which are designed to withstand the effects of corrosive or abrasive material and possess performance characteristics required in extreme operating conditions, including high pressure and high/low temperature environments. Edgen Murray currently serves customers in more than 50 countries worldwide through 23 locations internationally, including 15 in the United States, two in Canada, three in Europe/West Africa, two in Asia/Pacific, and one in the Middle East. Additional information may be obtained from Edgen Murray’s website at www.edgenmurray.com.

Forward-Looking Statements: This press release contains forward-looking statements. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made to differ include that the transaction is subject to a number of conditions and approvals. Other important factors are discussed under the captions “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.